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                                                                   EXHIBIT 10.7


                 PRODUCT DEVELOPMENT AND MANUFACTURING AGREEMENT


         THIS AGREEMENT IS ENTERED INTO THIS 12 DAY OF SEPTEMBER, 1994, BY AND BETWEEN REAADS(R) MEDICAL PRODUCTS, INC., A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF DELAWARE, U.S.A. AND HAVING ITS PRINCIPAL PLACE OF BUSINESS AT 12001 TEJON STREET, SUITE 120, WESTMINSTER, COLORADO, U.S.A. (HEREINAFTER REFERRED TO AS "REAADS"), AND HELENA LABORATORIES CORPORATION, A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF TEXAS, U.S.A. AND HAVING ITS PRINCIPAL PLACE OF BUSINESS AT 1530 LINDBERGH DRIVE, BEAUMONT, TEXAS, U.S.A. (HEREINAFTER REFERRED TO AS "HELENA").

                                    RECITALS

         WHEREAS, REAADS is the owner of all rights, title and interest in and to the REAADS Technology (as hereinafter defined) including Patent Rights (as hereinafter defined) and Know-How (as hereinafter defined) relating thereto; and

         WHEREAS, Helena is engaged in the business of selling and distributing diagnostic tests and related products worldwide, and desires to participate with REAADS in the joint development of selected diagnostic tests ("Joint Products") (as hereinafter defined) using the REAADS Technology and to obtain from REAADS the license rights to purchase, manufacture, sell and distribute these products under Helena's own label and trademark in the Territory defined below, subject to the terms and conditions set forth herein; and

         Whereas, REAADS desires to participate with Helena in the joint development of Joint Products and is willing to grant to Helena the rights to purchase, manufacture, sell and distribute such Joint Products in the territory, subject to the terms and conditions set forth herein, and desires retain the rights to manufacture, sell and distribute the Joint Products under labels and trademarks specified by REAADS in the Territory defined below, subject to the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the above recitals, and in consideration of the mutual covenants and agreements hereinafter set forth, REAADS and Helena do hereby agree as follows:


                                    AGREEMENT

ARTICLE 1. DEFINITIONS

        1.1 "Technology" means the Patent Rights (defined below) and Know-How (defined below) collectively.

                1.1.1 "Patent Rights" means any and all claims made by and all patent applications and issued patents held by REAADS in the Territory in connection with the REAADS enzyme immunoassay technology; and

                1.1.2 "Know-How" shall mean the accumulation of skills, processes and experience, including formulas and specifications, heretofore developed by REAADS pertaining to the REAADS enzyme immunoassay technology, including, but not limited to, any and all technical information, trade secrets, test results, studies and analysis, approved vendor list for any raw materials, preclinical and clinical


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                        data, manufacturing data, formulation or production
                        technology, engineering or assembly methods and other information necessary or useful in the manufacture, sale and use of the Joint Products.

         1.2 "Joint Products" means and includes any product or group of products developed by REAADS under the terms of this Agreement. Appendix A attached hereto contains an initial list of the Joint Products to be developed by REAADS. The list of Joint Products set forth in Appendix A may be amended from time to time by mutual agreement of the parties.

         1.3  "Territory" shall mean and include the following.

                1.3.1 For Joint Products configured in Conventional Format (defined below), which are sold and distributed in Japan by REAADS, and which are sold and distributed by Helena, the Territory shall be all the countries of the world, except Japan.

                1.3.2 For Joint Products configured in Conventional Format (defined below), which are not sold and distributed in Japan by REAADS, and which are sold and distributed by Helena, the Territory shall be all the countries of the world.

                1.3.3 For Joint Products configured in Proprietary Format (defined below) and sold and distributed by Helena, the Territory shall be all the countries of the world.

         1.4 "Conventional Format" shall mean Joint Products configured in a standard microplate format intended for use with standard microplate equipment generally available from more than one instrument manufacturer, including, but not limited to, plate washers and readers.

              "Proprietary Format" shall mean Joint Products configured in a format intended for use with equipment custom designed for or by Helena, and not available from any other manufacturer.

         1.5 "Affiliate" shall mean and include any individual, corporation, partnership, limited liability company, joint venture, business association or entity that controls, is controlled by, or is under common control with the specified party. For purposes of this definition, "Control" shall mean direct or indirect beneficial ownership of more than fifty percent (50%) of the voting stock or other equity ownership interest of, or fifty percent (50%) or more interest in the income of, such entity.

         1.6 "Effective Date" shall mean the date this Agreement becomes effective as set forth on the first page hereof.

         1.7 "Transfer Price" for each Joint Product shall mean REAADS' fully burdened standard manufacturing cost (the "Standard Cost") calculated in accordance with REAADS' standard cost accounting practice, consistently applied, based on the standard cost of materials, direct labor and allocable manufacturing overhead, plus forty percent (40%).

         1.8 "Net Sales" shall mean the gross amount invoiced by Helena for the sale or other disposition of a particular Joint Product, less (a) discounts actually allowed, (b) credits or price reductions for claims, allowances, recalls or returns, or for spoiled, damaged or outdated goods, (c) transportation and insurance charges separately set forth on the invoice for shipping the Joint Product to the customer, (d) customs duties and similar governmental charges, and (e) any sales, excise or other taxes or governmental charges levied on the sale or disposition of the Joint Product.

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         1.9  "Japanese  Transfer  Fee" for each Joint  Product shall mean fifty percent (50%) of the price at which REAADS sells the Joint Product to a Japanese distributor less REAADS' fully burdened standard manufacturing cost (the "Standard Cost") calculated in accordance with REAADS' standard cost accounting practice, consistently applied, based on the standard cost of materials, direct labor and allocable manufacturing overhead.


ARTICLE 2.    DEVELOPMENT OF JOINT PRODUCTS

         2.1 SELECTION OF JOINT PRODUCTS. Subject to the terms and conditions herein set forth, the parties agree to routinely review market opportunities in order to identify potential projects for joint development.

         2.2 EXCHANGE OF GENERAL INFORMATION. Following selection of a project and written designation as a potential Joint Product, the parties agree to exchange key information and know-how about the Joint Product to be developed, including, but not limited to: market expectations, competitor identification, competitor test kit features and benefits, sources of antibodies, antigens, standard material and other critical components, sources for clinical samples and clinical trials, literature references, and names of key contacts and consultants.

         2.3 DEVELOPMENT OF PROJECT SPECIFICATIONS. For each Joint Product to be developed, REAADS will prepare and submit to Helena for approval written product specifications including design criteria, cost and time estimates with milestones, proposed clinical testing requirements, critical component requirements and regulatory issues. Helena will review the specifications and either (a) provide written acceptance of the proposed specifications to REAADS, or (b) promptly notify REAADS in writing of any items in the specifications which Helena requests changing. In case of disagreement, the two parties will negotiate in good faith any differences.

         2.4 DEVELOPMENT OF JOINT PRODUCT. REAADS shall develop each Joint Product according to the project specifications. Product development shall occur in REAADS' R&D laboratories or at other sites designated by REAADS management.

         2.5 PROGRESS REPORTS. REAADS will provide written progress reports to Helena on a routine basis. These reports will include technical updates, any changes to published milestones, and an revised estimate of total development expenses to be incurred in the development of the Joint Product.

         2.6 APPROVAL OF PROTOTYPE. At the conclusion of product development, REAADS will provide prototype of the Joint Product to Helena for evaluation and approval. Helena will analyze the prototype product and either (a) provide written acceptance of the prototype, or (b) promptly notify REAADS in writing of details in which, in the opinion of Helena, the prototype fails to meet the specifications established in Article 2.3. In case of disagreement, the two parties will negotiate in good faith any differences.

         2.7 PAYMENT FOR PROJECT EXPENSES. For each Joint Product to be developed, each party will contribute fifty percent (50%) of the total cost of development.

                2.7.1 Upon written approval of the project specifications, Helena will pay to REAADS twenty five percent (25%) of the REAADS' total estimated development costs.

                2.7.2 Upon completion of the development of a Joint Product and submission by REAADS to the US Food and Drug Administration (FDA) for approval,


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                        REAADS will provide to Helena a detailed accounting of
                        development expenses incurred by REAADS with a statement of the remaining payment due by Helena for its 50% share of REAADS' development costs. Helena will review the expense accounting and either (a) remit payment to REAADS of the remaining balance due less fifty percent (50%) of expenses incurred by Helena in the development of the Joint Product as specified in Article 2.7.3, or
                        (b) promptly notify REAADS in writing of details in which, in the opinion of Helena, the final expenses are incorrect or inappropriate. In case of disagreement, the two parties will negotiate in good faith any differences.

                2.7.3 For each Joint Product, Helena shall keep a detailed accounting of R&D expenses incurred by Helena as part of the development. Upon submission of REAADS final payment request, Helena shall deduct fifty percent (50%) of those expenses incurred by Helena from the amount requested by REAADS. In addition, Helena shall submit a detailed accounting of its development expenses. REAADS will review the expense accounting and promptly notify Helena in writing of details in which, in the opinion of REAADS, the expenses are incorrect or inappropriate. In case of disagreement, the two parties will negotiate in good faith any differences.

                2.7.4 Audit. Both parties shall keep sufficient records of its R&D expenses and shall permit its books and records to be examined periodically during reasonable business hours by an independent certified public accountant selected and compensated by the other party to verify the calculation of expenses and to otherwise ensure compliance with the terms of this Agreement.

         2.8 REVISION OF TOTAL EXPENSE ESTIMATES. REAADS shall promptly notify Helena in writing if, during the development of a Joint Product, REAADS estimates that after completion of the development project, the total development expense for the Joint Product will exceed by ten percent (10%) the original total development expense projection as specified in Article 2.3. Following such determination and notice, the two parties shall negotiate in good faith a resolution of the problem.


ARTICLE 3.    MANUFACTURING OF JOINT PRODUCTS

         3.1 REAADS MANUFACTURING RIGHTS. Subject to the terms and conditions hereinafter set forth, REAADS shall have the exclusive right to make, use and sell the Joint Products in Conventional Format throughout the world. REAADS shall only manufacture Joint Products in Proprietary Format at the written request of Helena. REAADS shall be entitled to sublicense the rights conferred upon it under this Article 3, but only to the extent necessary to allow third parties to manufacture Joint Products for and on behalf of REAADS or an Affiliate, and provided that (i) REAADS shall give Helena thirty (30) days written notice before any such sublicense shall become effective; (ii) any such sublicense shall be subject in all respects to the restrictions, exceptions and provisions contained in this Agreement; (iii) no such sublicense shall relieve REAADS of its obligations hereunder; and (iv) REAADS and each such sublicensee shall execute documents to the foregoing effect reasonably acceptable to Helena, a copy thereof furnished to Helena promptly after execution and delivery.

         3.2 QUALITY ASSURANCE. REAADS shall strictly adhere to the quality control procedures and specifications for the manufacture and performance of Joint Products as may be necessary to meet applicable governmental specifications for the manufacture of the Joint Products. Prior to any shipment of Joint Products by REAADS to Helena, REAADS shall certify to Helena with respect to each shipment that all such procedures and specifications have to its knowledge been met and complied with, and shall

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furnish Helena with copies of the test results and other finite data supporting its certification if so requested in writing.

         3.3 REAADS TECHNOLOGY LICENSE. Subject to the terms of this Agreement, REAADS hereby grants to Helena a perpetual, worldwide (except as limited below), transferable (subject to Articles 3.5 hereof), non-exclusive, royalty-bearing license under the Patent Rights and Know-How to make, use and sell the Joint Products, subject to the following conditions:

                3.3.1 Joint Products configured in Conventional Format may be sold and distributed by Helena as follows:

                        3.3.1.1. Under one label, worldwide except for Japan.

                        3.3.1.2. Under one label in Japan should REAADS elect not to market the Joint Products in Japan.

                3.3.2 Joint Products configured in Proprietary Format may be sold and distributed by Helena worldwide with no limitation to the number of labels.

                3.3.3 Within six (6) months after FDA approval of a Joint Product, REAADS shall inform Helena in writing of its intention to market or not to market the Joint Product in Japan.

                3.3.4 Should Helena not be permitted to market a Joint Product in Conventional Format in Japan, REAADS shall pay to Helena a Japanese Transfer Fee.

                        3.3.4.1. All fees shall be payable by REAADS within thirty (30) days after the end of the calendar quarter in which the sale giving rise to such fees occurred. With each payment, or at the time such payment is due, REAADS shall provide Helena with a report in reasonable detail itemizing the sales of the Joint Products on which payments are due. REAADS shall keep accurate books and records showing sales of Joint Products in sufficient detail to enable fees payable hereunder to be determined. REAADS shall permit its books and records to be examined periodically during reasonable business hours by an independent certified public accountant selected and compensated by Helena to verify the payments under this Agreement and to otherwise ensure compliance with the terms of this Agreement.

                        3.3.4.2. All fees due to Helena shall be payable in United States Dollars.

         3.4 TECHNICAL ASSISTANCE. REAADS shall assist Helena in establishing its own manufacturing operations for the production of the Joint Products. REAADS shall promptly transfer to Helena the Know-How necessary to produce Joint Products and provide all reasonable technical assistance requested by Helena to facilitate the transmission of such Know-How to Helena and to solve such production problems as may arise in connection with Helena's production of Joint Products. Such assistance shall include, at Helena's request and on reasonable notice, the presence of REAADS personnel at Helena's facilities. Helena shall reimburse REAADS for reasonable travel, meal and lodging expenses incurred by REAADS and its personnel visiting the facilities of Helena pursuant to this
Article 3.4.

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         3.5  RIGHT TO SUBLICENSE.  Helena shall be entitled to  sublicense  the rights conferred upon it under this Article 3, but only to the extent necessary to allow third parties to manufacture Joint Products for and on behalf of Helena or an Affiliate, and provided that (i) Helena shall give REAADS thirty (30) days written notice before any such sublicense shall become effective; (ii) any such sublicense shall be subject in all respects to the restrictions, exceptions and provisions contained in this Agreement; (iii) no such sublicense shall relieve Helena of its obligations hereunder; and (iv) Helena and each such sublicensee shall execute documents to the foregoing effect reasonably acceptable to REAADS, a copy thereof furnished to REAADS promptly after execution and delivery.

         3.6 ROYALTIES. For all Joint Products, in either Conventional Format or Proprietary Format, manufactured by Helena or by another party for Helena as a sublicensee of Helena, Helena shall pay to REAADS a royalty equal to 2.5% of Net Sales commencing upon the date of first sale of such Joint Products and continuing until the payment by Helena in the aggregate of $2,000,000 in royalties under this Article 3.6.

                3.6.1 Statements. All royalty payments shall be payable by Helena within thirty (30) days after the end of the calendar quarter in which the sale giving rise to such payments occurred. With each royalty payment, or at the time such royalty payment is due, Helena shall provide REAADS with a report in reasonable detail itemizing the sales of the Joint Products on which royalties are due and the calculation of royalties. Helena shall keep accurate books and records showing sales of Joint Products in sufficient detail to enable royalties payable hereunder to be determined. Helena shall permit its books and records to be examined periodically during reasonable business hours by an independent certified public accountant selected and compensated by REAADS to verify the payments of royalties under this Agreement and to otherwise ensure compliance with the terms of this Agreement.

                3.6.2 All royalties payable to REAADS hereunder by Helena shall be payable in United States Dollars. In the case of sales invoiced by Helena in a currency other than United States Dollars, royalties shall first be calculated in such a currency and then converted into United States Dollars as follows:

                        (i) At the conversion rate into United States Dollars established by the exchange control authorities of the country of which such currency is the national currency for the last business day of the calendar quarter in which the pertinent sale was made; or

                        (ii) If there is no applicable rate so established, at the selling rate for United States Dollars as published by leading commercial banks in the major city of the country of which such currency is the national currency for the last business day of the calendar quarter in which the sales was made; or

                        (iii) If there is no selling rate so published, at the buying rate for such foreign currency as published by Citibank, N.A. in New York City for the last business day of the calendar quarter in which the sale was made.


ARTICLE 4.    TERMS AND CONDITIONS OF SALE

         4.1 PURCHASE ORDERS. REAADS's Distribution Sales Policy set forth in Appendix B and other provisions of this Agreement will apply to all purchases of Joint Products by Helena,

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notwithstanding any variation as may appear on any purchase order submitted by
Helena. All purchase orders and amendments thereto must be in writing and should contain (i) all technical information necessary for REAADS to accurately supply the Joint Products, (ii) quantity, (iii) date of requested delivery, and (iv) preferred shipping instructions. All such orders shall be deemed accepted by REAADS unless REAADS rejects such purchase order by notice in writing to Helena within 7 days after receipt of purchase order, stating reasonable grounds for such rejection.

         4.2 PACKAGING. REAADS shall provide the finished product as described in Appendix A. Each product component shall be unlabeled and must be assembled into kits by Helena before shipping. Helena shall be responsible for the product insert and labels for each component and outer box, the outer box and box insert.

         4.3 QC DOCUMENTATION. REAADS shall supply the necessary QC data for each shipment to support the performance characteristics of the Joint Product.

         4.4 CONTRACT OF SALE. A contract of sale shall exist between REAADS and Helena only upon receipt and acceptance of Helena's purchase order by REAADS as stated above in Article 4.1. No condition on any purchase order inconsistent with the terms and conditions of the Agreement shall be deemed valid unless in writing and properly executed by authorized officers of REAADS and Helena.


ARTICLE 5.    PRICE

         5.1 TRANSFER PRICE. The Transfer Prices for Joint Products purchased hereunder shall be the prices according to attached Appendix C. An annual review of transfer prices will be conducted and prices adjusted as necessary due to changes in the Standard Cost before December 1 each year, beginning the first December 1 following completion of the development of each Joint Product. The maximum price increase per year shall be seven percent (7%). Helena shall establish its own resale price for each Joint Product. Should the parties be unable to agree on prices for the following calendar year by December 1 of the year before, the price of the year before shall be applied also for the first six months of the following calendar year. If mutually acceptable terms can not be reached by June 30, Article 16 may be applied.

         5.2 AUDIT. REAADS shall keep sufficient records of its Standard Cost to allow such cost and expenses to be determined. REAADS shall permit its books and records to be examined periodically during reasonable business hours by an independent certified public accountant selected and compensated by Helena to verify the calculation of Standard Cost and to otherwise ensure compliance with the terms of this Agreement.


ARTICLE 6.    CONFIDENTIALITY

         6.1 CONFIDENTIALITY OF HELENA. Helena acknowledges that during the course of this Agreement it will become privy to confidential information of REAADS concerning REAADS itself, REAADS Technology, REAADS's business strategy, and other technical, business and financial matters. Helena accordingly agrees to hold all such information so designated by REAADS in strictest confidence and not to disclose any such information to a third party except as expressly permitted by REAADS in writing, or use such information for any purpose other than the purposes hereof, unless such information was already in the possession of Helena at the time of receipt from REAADS or such information is or becomes public knowledge through no fault of Helena or is provided in good faith to Helena by any independent third party who has the right to disclose such information. This Article shall survive any termination of this Agreement for a period of 5 (five) years.

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         6.2 CONFIDENTIALITY OF REAADS. REAADS acknowledges that during the course of this Agreement it will become privy to confidential information of Helena concerning Helena itself, Helena's business strategy, and other technical, business and financial matters. REAADS accordingly agrees to hold all such information so designated by Helena in strictest confidence and not to disclose any such information to a third party except as expressly permitted by Helena in writing, or use such information for any purpose other than the purposes hereof, unless such information was already in the possession of REAADS at the time of receipt from Helena or such information is or becomes public knowledge through no fault of REAADS or is provided in good faith to REAADS by any independent third party who has the right to disclose such information. This Article shall survive any termination of this Agreement for a period of 5 (five) years.


ARTICLE 7.    OTHER DUTIES OF HELENA

         7.1 PRODUCT CLAIMS. At all times during the term of this Agreement, Helena will not make any claims or representations concerning the Joint Products other than those representations set forth in the product insert approved by REAADS.

         7.2 REPORTS. Helena agrees to provide REAADS with an initial six month forecast of Joint Products to be manufactured by REAADS and purchased by Helena. Further, Helena will provide REAADS with volume forecast requirements before May 31 and November 30 each year, covering the following 12 month period. Forecasts referred to shall not be binding and are for planning purposes only.

         7.3 LICENSES AND PERMITS. Helena shall be responsible for obtaining all licenses and permits required by any governmental authority in order to import a Joint Product into any country in the Territory, as well as the cost of such licenses and permits.

                  7.3.1   Authorization.   Helena  agrees  to  comply  with  all
applicable laws regulations and orders governing the sale, disposition, shipment, import or export of the Joint Products and maintain in effect all licenses, permits and authorizations from all government agencies as may be necessary to perform its obligations hereunder.

         7.4 REGULATORY DOCUMENTS. To the extent on hand or obtainable without unreasonable burden or cost, REAADS shall provide at no cost to Helena all documentation reasonably requested by Helena to obtain the required regulatory approvals as referred in Article 7.3.

         7.5 DEFECTIVE PRODUCT NOTICE. Helena shall immediately notify REAADS in writing should it become aware of any defect or condition that may render a Joint Product in violation of the law of any jurisdiction where the Joint Products are sold, or if the Joint Products deviate in any way from the specifications or the warranties set forth herein. The parties shall share with each other all relevant data on Joint Product defects and Joint Product complaints including, but not limited to, complaints or information regarding performance and/or allegations or reports of any negative effect from the use or misuse of the Joint Products as soon as such data is available. Upon receipt of any such notice, REAADS may at its option obtain samples of the Joint Products in question from Helena for analysis. REAADS shall at its option either promptly deliver a new shipment of Joint Products to replace the defective Joint Products, or credit Helena on the next purchase of Joint Products.


ARTICLE 8.    OTHER DUTIES OF REAADS

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

         8.1 TECHNICAL ASSISTANCE AND TRAINING. REAADS shall to the extent necessary provide training and technical assistance to Helena's personnel necessary for the marketing of the Joint Products. Such technical assistance and training shall be provided at REAADS's facility in Westminster, Colorado, or, if agreed by the parties, at Helena's premises. Such technical assistance and training shall be provided by REAADS at no charge to Helena, except that if the training is performed at Helena's premises, REAADS's personnel shall be entitled to receive their reasonable expenses of travel, meals, and lodging. If training is provided at REAADS's facility in Westminster, Colorado, Helena's personnel shall bear their own expenses of travel, meals and lodging.

         8.2 GMP AUDIT. REAADS agrees to receive ualified Helena personnel to perform an audit of REAADS' GMP process at a convenient time mutually agreed upon. Other than disclosures otherwise permitted by this Agreement, this audit will not include the disclosure of trade secrets, know-how, or any other confidential information not necessary to perform the audit.

         8.3 MANUALS. REAADS shall provide Helena on a current basis with instructions and manuals relating to the Joint Products.

         8.4 CONDITIONS TO DELIVERY. REAADS' obligation is to fill and execute orders within +/- 20% of forecast of annual order supplied by Helena. In the event that force majeure causes a delay of more than two (2) months, either party shall have the right to cancel the order by giving written notice to the other. The parties expressly agree that for the purpose of this Agreement, the term force majeure shall be deemed to include strike, lockout, flood, fire, rebellion, war, regulations, requirements or acts of civil or military authorities, unavailability of materials and allocations or priorities with respect thereto, civil disorder, acts of God, delays of carriers, and, in general, any causes beyond REAADS' control.

         8.5 DELIVERIES. REAADS shall use reasonable efforts to ship Joint Products ordered by Helena as specified by the order from Helena. REAADS will ship the Joint Products within 30 days of receipt of the order. All deliveries shall be made F.O.B. REAADS' plant in Westminster, Colorado. Freight and insurance charges shall be borne by Helena. REAADS shall select the delivery method and the carrier as instructed by Helena. Unless otherwise specified on Helena's purchase order, insurance shall be provided by the insurer selected by REAADS to cover risk of loss or damage in the amount of the invoice to Helena.


ARTICLE 9.    REGULATORY COMPLIANCE

         9.1 U.S. REGULATORY APPROVALS. REAADS shall exercise reasonable business efforts with respect to each Joint Product, to diligently prepare, file and prosecute all necessary applications as soon as reasonably possible to obtain approval from the FDA for the commercial manufacture, use and sale by REAADS of each such Joint Product in the United States. Helena will be responsible with respect to each Joint Product, to diligently prepare, file and prosecute all necessary applications to obtain approval from the FDA for the commercial manufacture, use and sale of each such Joint Product by Helena in the United States.

         9.2 EXCHANGE AND CONFIDENTIALITY OF DOCUMENTATION. Subject to the confidentiality provisions of Article 6, Helena shall be given access to all such underlying data, reports and summaries upon which any such applications to the FDA by REAADS have been based. REAADS shall provide Helena with a copy of its annual reports filed with the FDA regarding any Joint Product registrations and shall otherwise keep Helena generally advised as to the status thereof. Subject to the confidentiality provisions of Article 6, REAADS shall be given access to all such underlying data, reports and summaries upon which any such applications to the FDA by Helena have been based. Helena shall provide REAADS with a copy of its annual reports filed with the FDA regarding any Joint Product registrations and shall otherwise keep REAADS generally advised as to the status thereof.

         9.3 FOREIGN REGULATORY APPROVALS. Each party shall be responsible for, and shall bear the expense of, filing and prosecuting any application to obtain the required governmental approvals or consents necessary to manufacture, test and market Joint Products worldwide, except with respect to the United States. REAADS shall, however, provide Helena, at no additional cost to Helena, with all technical and regulatory documentation and information (including, without limitation, all clinical data) in REAADS' possession or under its control, or obtainable without unreasonable burden to REAADS.

         9.4 CUSTOMER COMPLAINTS. Each party shall immediately notify the other party in writing should it become aware, through customer complaint or otherwise, of any defect or condition which may render any Joint Product in violation of law or FDA and/or any foreign equivalent regulations, or which may in any way deviate from the approved product specifications.


ARTICLE 10.   INTELLECTUAL PROPERTY

         10.1 REAADS TECHNOLOGY. Helena shall have no interest in the existing REAADS Technology used in Joint Products other than the License rights granted in Article 3.3.

         10.2 THIRD PARTY INFRINGEMENT. REAADS and Helena shall each promptly notify the other party upon learning that a third party is making, using or selling a product or component of a product which is within the scope of a valid licensed claim of a patent included within the Patent Rights. REAADS shall have the right to bring, maintain and settle any suit, action or proceeding involving any such infringement of the Patent Rights, and shall pay all expenses incurred in connection therewith. Any amount recovered in any such suit, action or proceeding whether by judgment or settlement shall be paid to or retained by REAADS. If within three (3) months of notice of any such infringement, REAADS shall have failed to either terminate such infringement or to initiate legal proceedings against the infringer (or in the event that REAADS earlier advises Helena that it does not intend to take action), Helena shall have the right, at its own expense, to bring and maintain any suit, action or proceeding involving any such infringement, which infringement could reasonably be expected to adversely affect the rights granted to Helena hereunder. If Helena lacks standing to bring such suit, action or proceeding, then REAADS shall, at the request of Helena, do so upon Helena's undertaking to indemnify and hold REAADS harmless (to the extent permitted by law) from all consequent liability and to promptly reimburse REAADS for all its reasonable expenses (including attorneys' fees) resulting therefrom. Any amount recovered in any such action, suit or proceeding brought at Helena's expense, whether by judgment or settlement, shall be paid to or retained by Helena.

         10.3 NEW TECHNOLOGY. All new inventions, whether patentable or not, utilized in the Joint Products and discovered during the course of development of the Joint Products shall be owned jointly by REAADS and Helena, with each owning an undivided one-half interest therein.

         10.4 NEGLIGENT PRODUCT HANDLINg. Except for actual third party claims covered by Article 11 below, neither party shall be responsible to the other party or the other party's agents for the other party or the other party's agents negligence in handling of the Joint Product which causes a breach of warranty.


ARTICLE 11.   INDEMNIFICATION

         11.1 INDEMNIFICATION BY HELENA. Helena hereby agrees to defend, indemnify and hold REAADS, its employees, agents and Affiliates harmless against any and all claims, liabilities, losses, damages or expenses, (including, without limitation, attorneys fees), to the extent resulting from, arising out of, or connected with any inaccuracy, breach of, or nonfulfillment of any covenant, representation, warranty or agreement made by or any other obligation of Helena contained in this Agreement. Notwithstanding the foregoing, REAADS, its employees, agents and Affiliates shall not be entitled to indemnification for any claim, liability, loss, cost, damage or expense to the extent caused by its or their own fraud, misrepresentation, negligence or malfeasance.

         11.2 INDEMNIFICATION BY REAADS. REAADS hereby agrees to defend, indemnify and hold Helena, its employees, agents and Affiliates harmless against any and all claims, liabilities, losses, damages or expenses, (including, without limitation, attorneys fees), to the extent resulting from, arising out of, or connected with (i) any inaccuracy, breach of, or nonfulfillment of any covenant, representation, warranty or agreement made by or other obligation of REAADS contained in this Agreement, or (ii) any claim that the use by or on behalf of Helena of the Patent Rights or Know-How pursuant to this Agreement infringes upon or violates the patent or other proprietary rights of any third party. Helena, its employees, agents and Affiliates shall not be entitled to indemnification for any claim, liability, loss, cost, damage or expense to the extent caused by its or their own fraud, misrepresentation, negligence or malfeasance

         11.3 DEFENSE, SETTLEMENT. The indemnified party shall give the indemnifying party reasonably prompt notice of any claims of third parties as to which it proposes to demand indemnification hereunder. The indemnifying party shall have the right to assume the good faith defense, compromise or settlement of any such claim (without prejudice to the right of the indemnified party to participate in such defense) at its own expense through attorneys reasonably acceptable to the indemnified party, but may not, without the prior written consent of the indemnified party agree to (i) any injunctive relief or restrictions affecting the indemnified party, or (ii) any settlement which would adversely affect the business or operations of the indemnified party. If the indemnifying party does not elect to defend such claim or suit within ten (10) days after having received notice thereof or fails to prosecute its defense diligently, the indemnified party may at its sole discretion defend against such claim or suit at the indemnifying party's expense. The indemnified party may thereafter elect to settle such claim or suit or otherwise enter into a compromise with the claimant.

         11.4 DAMAGES, COSTS. If damages and/or costs are awarded against the indemnified party in any such claim or suit, whether or not REAADS and/or Helena conduct the defense of such claim or suit, the indemnifying party shall indemnify and hold harmless the indemnified party for all such damages and/or costs. All other costs and/or fees which result from the assertion of any such claim or suit, including but not limited to attorneys fees, incurred by the indemnified party in defense of any such claim or suit shall be reimbursed to the indemnified party by the indemnifying party.


ARTICLE 12.   LIMITED WARRANTY

         12.1 SHELF LIFE WARRANTY. REAADS warrants that the Joint Products manufactured by REAADS for Helena shall have a shelf life of no less than 80% of the total expected shelf life from the date of REAADS' shipment provided that the Joint Products are stored under conditions set forth by REAADS. REAADS shall not be liable for any failure to satisfy the shelf life requirement to the extent such variance is caused by conditions or events occurring after shipment and/or over which REAADS has no control.

         12.2 NOTICE. Should Helena discover any Joint Product manufactured by REAADS for Helena which fails to satisfy the shelf life warranty contained in
Article 12.1, Helena shall notify REAADS in writing within ten (10) business days after such discovery. REAADS shall, at its election, either refund the portion of the purchase price to Helena, allocable to the Joint Product which gives rise to the claim, or correct such defect by suitable replacement at its own expense. REAADS' obligation under this section with respect to such defective Joint Product shall be conclusively waived by Helena if REAADS does not receive written notification of any defect within ten (10) business days after its discovery.

         12.3 THIRD PARTY CLAIMS.  The provisions of these Articles 12.1 and
12.2 are not applicable to any third party claims.

         12.4 WARRANTIES. The written warranties of REAADS in Article 12 are the sole exclusive warranties provided to Helena and to consumers and are in lieu of all other warranties, whether written or oral, implied or statutory. REAADS warrants the Joint Products against defects in material and workmanship under the normal use and service for which they were designed, for a period of 90 days after date of shipment, REAADS' obligation under this warranty being limited, at its option, however, to the replacement or repair of a part or parts determined by it to be defective, necessary packing and transportation costs for return of the Joint Products to be paid by Helena. All replacement or repaired Joint Products will be shipped F.O.B., Westminster, Colorado. REAADS shall under no circumstances be liable for any special, indirect or consequential damages owing to failure of the Joint Products.

         12.5 CANCELLATION AND RESCHEDULE CHARGES. If for any reason Helena cancels all or any part of the order or requests a rescheduling of a scheduled shipment of Joint Products, Helena agrees to pay REAADS, upon verification of costs incurred, the verified costs but no more than 20% of the total purchase price if the cancellation/reschedule notice is received more than 60 days of the scheduled shipment; or no more than 30% of the total purchase price if the cancellation/reschedule notice is received less than 60 days of the scheduled shipment.


ARTICLE 13.   EFFECTIVE DATE AND TERM

         This Agreement shall become effective upon execution by both parties and shall be deemed effective as of the date first set forth above. This Agreement shall continue to be in effect unless terminated by either party as provided in Article 14 hereof.


ARTICLE 14.   TERMINATION

         Either party will have the right to terminate this Agreement if the other party: (a) assigns this Agreement or any of its rights hereunder in violation of the provisions of this Agreement; (b) becomes bankrupt or insolvent; (c) makes an assignment for the benefit of creditors, or a receiver, trustee in bankruptcy or similar officer is appointed to take charge of all or part of its property; (d) materially breaches its obligations under this Agreement, and such breach has not been cured within thirty (30) days of notice thereof by the non-breaching party. Information referring to the above events should be given to the other party within 14 days, and this party should communicate its intentions to the other party within 30 days. For purposes of this Article, a material breach on the part of either party includes, but is not limited to, failure to adhere to the confidentiality provisions and restrictions on use of information set forth in Articles 6.1 and 6.2, and any failure to pay royalties or make any payment required hereunder within 30 days of the date due.


ARTICLE 15.   RIGHTS AND OBLIGATIONS UPON TERMINATION

         15.1 EFFECT OF TERMINATION. Termination, cancellation or abandonment of this Agreement through any means and for any reason shall not relieve the parties of any obligation accruing prior thereto and shall be without prejudice to the rights and remedies of either party with respect to any antecedent breach of any of the provisions of this Agreement.

         15.2 SURVIVAL. In the event of termination of this Agreement, the license rights of Article 3.3, royalty provisions of Article 3.6, confidentiality provisions of Article 6, indemnification provisions of Article 11, and representations and warranties set forth in Article 12, shall survive, provided that the license rights of Article 3.3 shall terminate if Helena either
(a) fails to make any royalty payment within 30 days of the date due or (b) otherwise commits a material breach of this Agreement.


ARTICLE 16.   ARBITRATION

        Any controversy or claim arising under or in relation to this Agreement, except as otherwise expressly provided below, shall be settled exclusively by arbitration in accordance with the International Arbitration Rules of the American Arbitration Association (AAA). Arbitration shall take place in Denver, Colorado, U.S.A. before one arbitrator selected by the parties jointly or failing their agreement, selected pursuant to the rules of the AAA. The arbitration shall be conducted in English and shall use the U.S. Federal rules of evidence and the U.S. Federal rules of civil procedure. The substantially prevailing party shall be entitled to recover its costs and attorneys' fees. The decision of the arbitrators shall be final and binding on the parties, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. Helena specifically consents to the jurisdiction of the courts of the State of Colorado, U.S.A., and any other place where it is located or can be found for purposes of enforcing an award.


ARTICLE 17.   GENERAL PROVISIONS

         17.1 ENTIRE AGREEMENT. This Agreement, including the Appendices, constitutes the entire agreement between the parties with respect to the subject matter hereof, and may not be modified (unless expressly provided otherwise herein) except in writing duly signed by both parties. The terms and conditions of this Agreement shall prevail notwithstanding any other terms and conditions on any order submitted by Helena.

         17.2 ASSIGNMENT, WAIVER, SEVERABILITY. Neither party may assign this Agreement without the prior written consent of the other party. All rights and remedies conferred under this Agreement or by any other instrument or law shall be cumulative and may be exercised singularly or concurrently. Failure by either party to enforce any term hereof shall not be deemed a waiver of future enforcement of that or any other term. If any provision of this Agreement is declared void or unenforceable by any judicial, administrative or arbitration authority, such action will not nullify the remaining provision of this Agreement.

         17.3 GOVERNING LAW. The validity and interpretation of this Agreement shall be governed and construed according to the laws of the State of Colorado, U.S.A.

         17.4 RELATIONSHIP CREATED. Nothing in this Agreement shall be construed as establishing an agency, joint venture or partnership between the parties. Helena is an independent contractor, and shall have sole responsibility for its employees, even while such employees are receiving training at REAADS' facility.

         17.5 COMPLIANCE WITH LAWS. Both parties agree to comply at all times with all applicable laws.

         17.6 AUTHORITY. Each party hereby represents and warrants that it has full power and authority to enter into and perform this Agreement, without any governmental approvals, and that its entering into and performance of this Agreement will not conflict with any other agreement to which it is party or by which it is bound.

         17.7 NOTICES. All notices, payments, demands, requests, instructions or other communication required or permitted to be given by any of the provisions of this Agreement must be in writing and shall be deemed to have been sufficiently given only if (i) delivered by hand against receipt therefor, (ii) sent by Federal Express or similar overnight delivery service, or (iii) mailed by certified or registered mail, postage prepaid, return receipt requested as follows:

         If to REAADS, to it at:

         12001 Tejon Street, Suite 120
         Westminster CO 80234
         Attn: President

         If to Helena, to it at:

         1530 Lindbergh Drive
         Beaumont TX 77704
         Attn: President



         IN CONSIDERATION OF the foregoing terms and conditions, Helena and REAADS have executed this Agreement on the day and year first written above.


                                       REAADS Medical Products, Inc.


                                       By   /S/ NOT LEGIBLE
                                           -------------------------------------
                                       Its
                                           -------------------------------------


                                       Helena Laboratories Corporation


                                       By   /S/ NOT LEGIBLE
                                           -------------------------------------
                                       Its
                                           -------------------------------------